SUBLICENSE AGREEMENT


        This Sublicense Agreement (the "Sublicense Agreement"), dated as of April 26, 2007 is made by and among the First Trust Advisors L.P., First Trust Industrials AlphaDEX(TM) Fund (each a "Sub-Licensee" and collectively the "Sub-Licensees"), the American Stock Exchange LLC ("Index Provider"), and First Trust Portfolios L.P. ("First Trust").

                              W I T N E S S E T H :

        WHEREAS, pursuant to the License Agreement dated as of January 1, 2007, entered by and between Index Provider and First Trust and to which this Exhibit B is attached (the "License Agreement"), Index Provider has granted First Trust a license to use certain indexes, copyright, trademark and proprietary rights and trade secrets of Index Provider (as further described in the License Agreement, the "Index Provider Enhanced Indexes" and the "Index Provider Marks") in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the "Products");

               WHEREAS, Sub-Licensees wish to issue, sell, market and/or promote the Products and to use and refer to the Index Provider Enhanced Indexes and Index Provider Marks in connection therewith; and

               WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

               1. License. First Trust hereby grants to Sub-licensees a non-exclusive and non-transferable sublicense to use the Index Provider Enhanced Indexes and the Index Provider Marks in connection with the issuance, distribution, marketing and/or promotion of the Products.

               2. Each Sub-licensee acknowledges that it has received and read a copy of the License Agreement (excluding the Exhibit setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on the First Trust (including, without limitation, the exclusive listing obligation in Section 1(e) and the indemnification obligations in Section 11 insofar as such obligations arise out of or relate to the Products to be sold, issued, marketed and/or promoted by each Sub-licensee).

               3. Each Sub-licensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal, and may be enforced by the Index Provider, and shall be unaffected by any defense or claim that First Trust may have against Index Provider.


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               4. This Sublicense Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. The provisions of Section 14(e) of the License Agreement with respect to the venue for any action shall be applicable to any action relating to or arising out of this Sublicense Agreement to which the Index Provider is, or should be, a party.

               IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

FIRST TRUST PORTFOLIOS L.P.

  /s/ James A. Bowen
----------------------------------
By: James A. Bowen

Title: President


AMERICAN STOCK EXCHANGE LLC

  /s/ Scott R. Ebner
----------------------------------
By:  Scott R. Ebner

Title: Senior Vice President


FIRST TRUST ADVISORS L.P.

  /s/ James A. Bowen
----------------------------------
By: James A. Bowen

Title: President


First Trust Industrials AlphaDEX(TM) Fund

  /s/ James A. Bowen
----------------------------------
By: James A. Bowen

Title: President